EXHIBIT 20.1

TNI BioTech, Inc. Announces Mandatory Exchange of Common Stock Certificates
CUSIP Number 872608104 for New Stock Certificates with Active CUSIP 872608203

Bethesda MD June 7, 2013. TNI BioTech, Inc. (OTC: TNIB, the “Company”) announced today that effective as of the opening of business on Monday June 10, 2013, the Company will require the mandatory exchange of all existing common stock certificates issued with or under any prior CUSIP number for new stock certificates with the new CUSIP number 872608203.

The mandatory share certificate exchange is to resolve issues affecting the settlement of trades in the Company’s common stock, provide clarity and uniformity in the market place and to ensure the security of all legitimate shareholders of the Company. After the mandatory share certificate exchange, the management of the Company anticipates that any confusion or inconsistency with the processing of certificates by brokers or clearing agents should be resolved.

The correct and current CUSIP number 872608203 was issued by the S&P CUSIP division on May 28, 2013, and has been communicated to the market place today, Friday, June 7, 2013.

The Company hereby requires that all persons, corporations and/or other legal entities in possession of stock certificates bearing the original CUSIP numbers in the original names of Galliano International Ltd. (363816109), Resorts Clubs International, Inc. (761163-104 / 203 / 302), PH Environmental Inc. (69338E107) and TNI BioTech, Inc. (872608104) must tender these certificates immediately to the Company`s stock transfer agent Direct Transfer LLC to exchange for certificates depicting the name TNI BioTech, Inc. and the current CUSIP number 872608203.  All new certificates will be issued with the same legend as the presented certificates.

The exchange will be a 1 for 1, with the stipulation that the old certificates with the old company names, CUSIP numbers and design, will be void, and shall be worthless, non- transferable and non-tradeable in any public or private market or exchange beginning June 10, 2013, and shall have no value except for the right to be exchanged for new certificates.

Persons who currently hold their shares in brokerage accounts or “street name” are required to present their common stock certificates if still in certificated form. To complete this mandatory exchange, shareholders must surrender or direct their broker to surrender their old stock certificate(s) to the Company’s transfer agent,  Direct Transfer LLC. Direct Transfer LLC’s contact information is:

Direct Transfer LLC
500 Perimeter Park Drive Suite D
Morrisville, North Carolina 27560

Upon receipt of the old certificate, the transfer agent will issue to holders a new certificate with the same number of shares but bearing the name TNI BioTech, Inc. with the updated CUSIP number.

Stockholders will not receive new stock certificates until they have turned in their old stock certificates to the transfer agent.  TNI BioTech, Inc. will cover the fee for issuing the new certificates. As a result of the stock certificate exchange, all trades in the Company’s common stock made after the close of business on June 7, 2013, can be delivered only with stock evidenced by certificates bearing the name TNI BioTech, Inc. with new CUSIP number 872608203, as the old CUSIP number will cease to be eligible for trading.

For further details, please call or email Direct Transfer LLC at (919) 481-4000 or transfer@issuerdirect.com.

About TNI BioTech, Inc.

TNI BioTech, Inc., is a biotech company working to combat chronic, life-threatening diseases through the activation modulating the body’s immune system using our patented immunotherapy. Our products and immunotherapy technologies are designed to harness the power of the immune system to improve the treatment of cancer, infections such as HIV/AIDS, chronic inflammatory diseases, and autoimmune diseases.

Our proprietary technology, therapies and patents include the treatment of a wide range of cancers. Our most advanced clinical program involves immunotherapy with met-enkephalin (MENK) and/or opioid growth factor (OGF), which has been shown to stimulate the immune system even in patients with advanced cancer. Even though Management considers any condition that results in altered-immune response a target for investigation, the Company will most likely pursue additional investigations for low dose naltrexone and/or MENK as valuable candidates in the treatment of the following:

●	Autoimmune states such as rheumatoid arthritis and multiple sclerosis;
●	As an adjunct in cancer patients undergoing chemotherapy, radiation treatments or surgery;
●	As an adjunct to antibiotics in the treatment of a variety of infectious diseases, including patients with AIDS, in combination with retroviral drug therapy

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release includes various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company’s expectations or beliefs concerning future events. Statements containing expressions such as “believes,” “anticipates,” “intends,” or “expects,” used in the Company's press releases and in Disclosure Statements and Reports filed with the Over The Counter Markets through the OTC Disclosure and News Service are intended to identify forward-looking statements. All forward-looking statements involve risks and uncertainties. Although the Company believes its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurances that actual results will not differ materially from expected results. The Company cautions that these and similar statements included in this report are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release any revisions to such forward-looking statements to reflect events or circumstances after the date hereof.

See http://www.tnibiotech.com for more information.

Contact: Global Investment Media
Phone:  310-353-6277